Exhibit 5.7

CONSENT OF INTEGRATED SUSTAINABILITY LTD.

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Technical Report titled “Eskay Creek Project, British Columbia, NI 43-101 Technical Report on Updated Feasibility Study” with an effective date of November 14, 2023, which is included in, or incorporated by reference into, this Registration Statement on Form F-10, being filed with the United States Securities and Exchange Commission and any amendments and exhibits thereto, of Skeena Resources Limited.

/s/ A.J. MacDonald
Name: A.J. MacDonald, P.Eng.
Title: Vice President Engineering / Senior Technical Specialist
Integrated Sustainability Ltd.

Date: March 19, 2025